EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                                                           FOR RELEASE  November 10, 2008

FOR FURTHER INFORMATION, CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI CORP. RECEIVES NOTICE FROM NYSE

St. Louis, MO,  November 10, 2008 – CPI Corp. (NYSE: CPY) today announced that it received notice from the New York Stock Exchange (“NYSE”) on November 4, 2008, that it is out of compliance with the NYSE’s listing criteria.  The Company is considered below the applicable standards because its average market capitalization over a thirty-day trading period is less than $75 million and its stockholders’ equity is less than $75 million.

Pursuant to applicable NYSE procedures, the Company has 45 days from receipt of the NYSE notice to submit its plan to restore compliance with the continued listing criteria within 18 months.  The Company intends to submit a plan as required.

CPI is the leading portrait studio operator in North America offering photography services in approximately 3,100 locations in the United States, Puerto Rico, Canada and Mexico, principally in Sears and Wal-Mart stores.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for the success of the digital conversion of PictureMe Portrait Studios, portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears and Wal-Mart, the approval of our business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company’s expenses by Sears or Wal-Mart under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, increased debt level due to the acquisition of assets from Portrait Corporation of America, Inc (“PCA”), implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 2, 2008 and its Form 10-Q for the 24 weeks ended July 19, 2008. The Company does not undertake any obligations to update any of these forward-looking statements.

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